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                                  SCHEDULE 14A
                    Proxy Statement Pursuant to Section 14(a)
            of the Securities Exchange Act of 1934 (Amendment No. __)


Filed by the Registrant    [  ]

Filed by a Party other than the Registrant    [x]

Check the appropriate box:

[ ]      Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]      Definitive Proxy Statement

[X]      Definitive Additional Materials

[ ]      Soliciting Material Pursuant to Section 240.14a-12

                               VISX, Incorporated

                (Name of Registrant as Specified In Its Charter)

        Carl C. Icahn, Barberry Corp. and High River Limited Partnership


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]      No fee required.

[ ]      Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

         1) Title of each class of securities to which transaction applies:


         2)       Aggregate number of securities to which transaction applies:


         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


         4)       Proposed maximum aggregate value of transaction:


         5)       Total fee paid:


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[ ]      Fee paid previously with preliminary materials.

[ ]      Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)       Amount Previously Paid:


         2)       Form, Schedule or Registration Statement No.:


         3)       Filing Party:


         4)       Date Filed:



         On May 1, 2001, Mr. Icahn issued a press release, which press release is attached hereto as Exhibit 1.
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                                                                       Exhibit 1

                              FOR IMMEDIATE RELEASE


 ICAHN DETERMINES TO PROCEED WITH VISX DUE DILIGENCE; DISCONTINUES PROXY CONTEST


New York, New York May 1, 2001. Carl C. Icahn today announced that he would proceed with due diligence efforts for VISX. Mr. Icahn stated, "As a result of my most recent conversations with the financial advisors for VISX, I am satisfied that the company has a sincere interest in a sale at $32 per share and that a merger structure should be workable. As a result, although management has not taken all of the steps that I have requested, the posture of VISX is such that it makes sense to undertake due diligence efforts."

Mr. Icahn stated, "I believe that management's position regarding a potential sale of VISX has been significantly influenced by the actions I have taken in conducting the proxy contest." Mr. Icahn noted that "VISX has taken a number of steps to assure potential buyers that a $32 per share all cash offer would be welcomed" and that following his conversations with several significant shareholders, he believes that there is no longer a reason for a proxy contest given management's significant shift toward his position. "In my view," Mr. Icahn said, "VISX is a company with significant potential and I am looking forward to proceeding with due diligence, alone or together with others."







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                    Contact: Susan Gordon at (212) 702-4309.